Exhibit 99.1
PRESS RELEASE

By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

CONTACTS:	R. Jordan Gates Bradley S. Powell
President and Chief Operating Officer    Senior Vice President and Chief Financial Officer
(206) 674-3427     (206) 674-3412
FOR IMMEDIATE RELEASE
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JEFFREY S. MUSSER ELECTED AS EXPEDITORS' NEW CHIEF EXECUTIVE OFFICER

SEATTLE, WASHINGTON - December 19, 2013. Expeditors International of Washington, Inc. (NASDAQ:EXPD), a global logistics company, today announced that its Board of Directors unanimously elected Executive Vice President and Chief Information Officer Jeffrey S. Musser, 47, as Director, President and Chief Executive Officer to succeed Peter J. Rose, 70, as Chief Executive Officer, effective March 1, 2014.
“Jeff has distinguished himself at every level of endeavor throughout his 31 year career at Expeditors,” said current CEO Peter J. Rose. “Throughout that time, Jeff has never been given an assignment where he hasn’t exceeded expectations. He embodies all that Expeditors’ culture intends to create and reinforce in its people and particularly in its leaders. In short, Jeff is the ultimate Expeditors ‘success story and we congratulate him on this appointment,” Rose commented.
The Company had previously announced that a CEO Selection Committee comprised of independent members of the Board of Directors had been formed to select Mr. Rose’s replacement from among a list of qualified internal candidates identified in consultation with Rose and the Company’s executive leadership.
“Expeditors’ success has always been strongly rooted in and driven by its culture and in the underlying values it reinforces. One of those values is management tenure,” said Robert R. Wright, Lead Independent Director. “The CEO Selection Committee recognized that in replacing someone as iconic as Peter Rose, both at Expeditors and in the global logistics industry, an internal candidate would have the greatest chance of success in leading the Company. Fortunately the depth of the Company’s management team allowed us to identify and choose from among a group of exceptional candidates.
“As a result of our rigorous selection process, the committee recognized Mr. Musser’s mix of tenure and his unique portfolio of experience, having had both field and global corporate leadership responsibilities, combined with his background in the increasingly critical information technology (IT) discipline, as differentiating factors in the selection process,“ Wright went on to say. “Jeff spent the first 22 years of his career in progressively responsible roles in field operations where he also became a licensed customs broker. This included ten years spent in the District Manager (DM) position of one of the Company’s largest branches. His accomplishments as a DM resulted in his promotion to Regional Vice President (RVP), where he also distinguished himself. His last nine years at the corporate office, as Executive Vice President and Chief Information Officer (CIO), in addition to rounding out a very broad and seasoned leadership profile, have given him a wealth of global experience. Because of IT’s role in touching every facet of the organization, Jeff has developed a very distinctive and encompassing management perspective. Jeff is exceptionally well-qualified, in the eyes of the Selection Committee, to lead Expeditors for the next generation. The Selection Committee made our recommendation to the other independent outside directors, who also agreed with our assessment. This recommendation was made and unanimously approved by the full Board of Directors this morning. We’re excited about Jeff’s appointment and we’re confident that he’ll do a superb job,” Wright concluded.

“Being asked by the Board to lead a Company as dynamic and successful as Expeditors, while a great privilege, is at the same time, quite humbling,” Mr. Musser said. “Following in the footsteps of an industry legend like Peter Rose will be an enormous challenge in and of itself. Anyone who has spent any time at Expeditors, and understands our culture and values, comprehends that this role is much more about service and responsibility than it is about personal notoriety or individual accomplishment. We have a great team here at Expeditors, and that will enable us all to confidently and successfully work together to meet the new challenges that await us. Expeditors was built by people who, as a team, have realized unique achievements through making unselfish individual sacrifices to build a company that identifies the treatment of its employees and the delivery of exemplary customer service as paramount pillars upon which all other strategies are implemented. We have great leadership talent within our ranks, and that far transcends the mere expectations of good management. We recognize the example we set in how we take care of and motivate our people is the way our people will take care of and service our customers, which in turn creates shareholder value. We’ve always succeeded as a team, and my primary purpose as CEO will be to make sure team-oriented alignment will continue to drive our strategies and execution. Those philosophies will never be out of vogue at Expeditors. In this new role, I look forward to continuing to emphasize that these values will remain the keystone of our success as I meet with our people, our customers, our service providers and our shareholders,” Musser concluded.
“Jeff is an outstanding choice from among a slate of well qualified internal candidates, any of whom would have done a great job. He is someone whom we can all rally behind as CEO to keep Expeditors moving forward. His commitment to our employees, our customers and to our service providers is proven and unquestioned. His IT knowledge is critical. He’s been a messenger, he’s been a DM, he’s been an RVP and he’s been our corporate CIO for nine years and excelled at all. He’s always ‘walked the talk.’ To use a phrase with an uniquely Expeditors meaning…’Jeff gets it!’…and he’s always ‘gotten it’ and he’ll always ‘get it.’ The company James (James Wang, President-Asia Pacific and a co-founder) and I envisioned nearly 33 years ago, and subsequently created through the contributions of all of our people over the years will be in sound, steady hands with Jeff at the helm,” Rose concluded.
Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 188 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, domestic time definite transportation services, purchase order management, distribution and warehousing, and customized logistics solutions.